Exhibit 99.1

Rain Oncology Reports Fourth Quarter and Full Year 2022 Financial Results and Highlights Recent Progress

– Year-end cash position of $130.5 million provides runway to complete all ongoing and planned clinical trials of milademetan, including the Phase 3 MANTRA trial in liposarcoma, Phase 2 MANTRA-2 basket trial, and planned Phase 1/2 MANTRA-4 basket trial –

– Topline data for Phase 3 pivotal MANTRA trial expected in second quarter of 2023 –

– Phase 2 MANTRA-2 trial continues to enroll –

– Phase 1/2 MANTRA-4 trial anticipated to commence in mid-2023 –

– Management to host conference call and webcast today at 5:00 PM Eastern Time –

NEWARK, Calif., March 9, 2023 (GLOBE NEWSWIRE) -- Rain Oncology Inc. (NasdaqGS: RAIN), (Rain), a late-stage biotechnology company developing precision oncology therapeutics with a lead product candidate, milademetan, an oral, small molecule inhibitor of the MDM2-p53 complex that reactivates p53, today reports financial results for the fourth quarter and full year ended December 31, 2022, along with an update on the Company's key corporate highlights and upcoming milestones.

“We are excited for the release of the topline MANTRA data in the second quarter of this year, which has the potential to assert the importance of p53’s role across cancers,” said Avanish Vellanki, co-founder and chief executive officer of Rain. “We anticipate a read-through to opportunity for p53 restoration in other tumor types, and believe milademetan’s safety profile may evidence its potential to be used in combination with a plethora of other agents. We remain hopeful that a well-tolerated reactivator of p53 in wildtype p53 cancers has the potential to become a meaningful option for patients, either as a monotherapy or as an essential combo agent used broadly in clinical practice.”

Dr. Robert Doebele, MD, PhD, president and chief scientific officer of Rain continued, “We have already observed early monotherapy activity of milademetan from the MANTRA-2 trial, across a diverse set of solid tumor types, which may suggest a sound therapeutic strategy with single-agent milademetan, and possibly through combination regimens as well. We look forward to initiating our Phase 1/2 MANTRA-4 trial in advanced solid tumors exhibiting loss of the CDKN2A gene, with combination of milademetan and Roche’s atezolizumab.”

2022 Key Research and Development (R&D), Corporate Highlights and Upcoming Milestones

•	Phase 3 Dedifferentiated Liposarcoma (DD LPS) Trial (MANTRA)
o	Topline data expected in the second quarter of 2023
o	Subject to supportive clinical data, Rain anticipates filing regulatory applications in the United States and Europe thereafter

•	Phase 2 Basket Trial (MANTRA-2) of Milademetan for MDM2-Amplified Advanced Solid Tumors
o	As of the latest data cutoff on October 26, 2022, 10 patients were efficacy-evaluable with copy number greater than or equal to 8 by central testing.
o	Observed rapid anti-tumor effect of milademetan in heavily pretreated, refractory patients, with a median of four prior therapies
o	Safety profile as of the latest data cutoff is preliminarily consistent with a prior Phase 1 milademetan trial
o	Clinical trial continues to enroll

•	Phase 1/2 Basket Trial (MANTRA-4) in Advanced Solid Tumors Exhibiting Loss of the CDKN2A Gene
o	Commencement of MANTRA-4 to evaluate the combination of milademetan with Roche’s FDA-approved immune-oncology therapy, atezolizumab, anticipated in mid-2023

•	Recent publication titled, “A First-in-Human Phase I Study of Milademetan, an MDM2 Inhibitor, in Patients With Advanced Liposarcoma, Solid Tumors, or Lymphomas” in the Journal of Clinical Oncology
o	Phase 1 trial evaluated the safety, pharmacokinetics, pharmacodynamics, and preliminary efficacy of milademetan in patients with advanced cancers
o	Intermittent dosing schedule of 260 mg qd, 3/14 days of milademetan resulted in favorable safety profile and clinical activity in DD LPS patients, and may provide for a more favorable tolerability profile across a multitude of future therapeutic indications
o	Phase 1 data in advanced DD LPS provides foundation for the registrational Phase 3 MANTRA trial

•	RAD52 Research Program
o	Program terminated to focus use of financial and personnel resources on milademetan clinical program

•	$50.0 Million Registered Offering of Common Stock
o	Completed a $50.0 million registered offering of common stock and non-voting common stock on November 8, 2022, which resulted in net proceeds of $53.2 million, including the exercise of overallotment

Our updated corporate presentation is available at the “Corporate Presentation” section of the Rain website.

Fourth Quarter and Full Year 2022 Financial Results

For the three months and year ended December 31, 2022, Rain reported a net loss of $22.7 million and $75.7 million, respectively, as compared to a net loss of $18.0 million and $51.4 million for the same periods in 2021, respectively. Net loss per share for the three months and year ended December 31, 2022, was $0.70 and $2.71, respectively, as compared to a net loss per share of $0.68 and $2.65 for the same periods in 2021, respectively.

R&D expenses were $19.1 million and $61.4 million for the three months and year ended December 31, 2022, respectively, as compared to $14.7 million and $40.8 million for the same periods in 2021, respectively. The increases were primarily related to clinical trial costs for milademetan, higher payroll-related costs for our R&D personnel, and various other R&D costs for milademetan. Non-cash stock-based compensation expenses included in R&D expenses were approximately $1.0 million and $3.8 million in the three months and year ended December 31, 2022, respectively, as compared to $1.1 million and $2.5 million in the same periods in 2021, respectively.

General and administrative (G&A) expenses were $4.5 million and $15.7 million for the three months and year ended December 31, 2022, respectively, as compared to $3.4 million and $10.7 million for the same periods in 2021, respectively. The increases were primarily due to higher payroll-related costs for Rain’s G&A personnel, outside consulting, legal costs and various third-party G&A costs. Non-cash stock-based compensation expense included in G&A expenses were approximately $0.3 million and $1.1 million for the three months and year ended December 31, 2022, respectively, as compared to $0.2 million and $0.6 million for the same periods in 2021, respectively.

Total non-cash stock-based compensation expenses were approximately $1.3 million and $4.9 million for the three months and year ended December 31, 2022, respectively, as compared to $1.3 million and $3.1 million for the same periods in 2021, respectively.

As of December 31, 2022, Rain had $130.5 million in cash, cash equivalents and short-term investments. Rain will not provide guidance on cash runway at this time. Rain will continue to assess its cash runway and provide further guidance, if appropriate, after the release of MANTRA topline results in the second quarter of this year.

As of December 31, 2022, Rain had approximately 36.3 million shares of common stock outstanding.

Fourth Quarter 2022 Results Conference Call and Webcast Details

The management of Rain Oncology will host a conference call and webcast for the investment community today, March 9, 2023 at 2:00 pm PT (5:00 pm ET). A live webcast may be accessed here: https://edge.media-server.com/mmc/p/pdg97w5e. The conference call can be accessed by dialing (877) 704-4453 (domestic) or (201) 389-0920 (international). The passcode for the conference call is 13735982.

Replay of the call will be available by visiting the “Events” section of the Rain website after the conclusion of the presentation and will be archived on the Rain website for 30 days.

About Milademetan

Milademetan (also known as RAIN-32) is an oral small molecule inhibitor of the p53-MDM2 complex that reactivates p53. Milademetan has demonstrated antitumor activity in an MDM2-amplified subtype of liposarcoma (LPS) and other solid tumors in a Phase 1 clinical trial, supported by a rationally designed dosing schedule to mitigate safety concerns and widen the potential therapeutic window of inhibition of the p53-MDM2 complex. Rain has completed enrollment in a Phase 3 trial of milademetan (MANTRA) in patients with LPS, and is evaluating milademetan in a Phase 2 tumor-agnostic basket trial in certain solid tumors with MDM2 amplification (MANTRA-2). Rain anticipates commencing a Phase 1/2 clinical trial to evaluate the safety, tolerability and efficacy of milademetan in combination with Roche’s atezolizumab in patients with loss of cyclin-dependent kinase inhibitor 2A (CDKN2A) and wildtype p53 advanced solid tumors (MANTRA-4), in mid-2023. Milademetan has received Orphan Drug Designation from the U.S. Food and Drug Administration (FDA) for the treatment of LPS.

About Rain Oncology Inc.

Rain Oncology Inc. is a late-stage precision oncology company developing therapies that target oncogenic drivers to genetically select patients it believes will most likely benefit. This approach includes using a tumor-agnostic strategy to select patients based on their tumors’ underlying genetics rather than histology. Rain’s lead product candidate, milademetan, is a small molecule, oral inhibitor of the p53-MDM2 complex that reactivates p53.

Forward Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding, among other things, the efficacy and safety profile of milademetan, Rain’s ongoing and planned trials for milademetan, patient enrollment, timing for topline and interim data, including anticipated timing for topline data in the Phase 3 MANTRA trial, timing for the commencement of planned trials, including anticipated commencement of Phase 1/2 MANTRA-4 trial, expected trial designs, and the timing for the filing of potential regulatory applications in the United States and Europe. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words such as “plans,” “will”, “anticipates,” “goal,” “potential,” “expects” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Rain’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, risks and uncertainties associated with Rain’s business in general and limited operating history, Rain’s ability to execute on its strategy; Rain’s reliance on third parties to conduct and support its preclinical studies and clinical trials, positive results from a clinical trial may not necessarily be predictive of the results of future or ongoing clinical studies; the effect of public health crises on Rain’s clinical trials and business operations, the impact of general economic, health, industrial or political conditions in the United States or internationally, the sufficiency of Rain’s capital resources and its ability to raise additional capital, and the other risks described in Rain’s Annual Report on Form 10-K for the year ended December 31, 2022 and subsequent filings with the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made and are based on management’s assumptions and estimates as of such date. Rain undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

Media Contact

Jordyn Temperato

LifeSci Communications

jtemperato@lifescicomms.com

Investor Contact

Daniel Ferry

LifeSci Advisors

+1.646.597.6989

daniel@lifesciadvisors.com

RAIN ONCOLOGY INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021

	(unaudited)
Operating expenses:
Research and development	$19,078	$14,672	$61,400	$40,773
General and administrative	4,479	3,405	15,736	10,739
Total operating expenses	23,557	18,077	77,136	51,512
Loss from operations	(23,557)	(18,077)	(77,136)	(51,512)
Other income:
Interest and other income	882	94	1,415	120
Total other income	882	94	1,415	120
Net loss before income tax expense	(22,675)	(17,983)	(75,721)	(51,392)
Income tax expense	(3)	(2)	(3)	(2)
Net loss	$(22,678)	$(17,985)	$(75,724)	$(51,394)
Net loss per share, basic and diluted	$(0.70)	$(0.68)	$(2.71)	$(2.65)
Weighted-average shares used to compute net loss per share, basic and diluted	32,288,083	26,470,600	27,985,446	19,405,833

SUMMARY CONSOLIDATED BALANCE SHEET DATA

(in thousands)

	December 31,	December 31,
	2022	2021
Cash, cash equivalents and short-term investments	$130,454	$140,218
Total assets	135,180	147,140
Stockholders' equity	113,036	130,504